Exhibit 10.7
AIRCRAFT CHARTER AGREEMENT
This AIRCRAFT CHARTER AGREEMENT (“Agreement”) is by and between Inn of the Mountain Gods Resort and Casino, an enterprise of the Mescalero Apache Tribe, (hereinafter referred to as “IMG”), with its offices located at 287 Carrizo Canyon Road, Mescalero, New Mexico 88340, and Vision Airlines, Inc. (hereinafter collectively referred to as “Vision”), incorporated under the laws of the State of Nevada, with it’s offices located at 2634 Airport Dr., Suite 106, North Las Vegas, NV 89032.
Recitals:
Whereas, Vision is in the business of providing aircraft charter services and Vision desires to provide such services to IMG.
Whereas, IMG desires to utilize Vision’s aircraft charter services.
NOW, THEREFORE, incorporating the foregoing recitals and in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IMG and Vision intending to be legally bound, hereby covenant and agree as follows:
Definitions:
“Aircraft” shall mean a thirty (30) seat Dornier 328 aircraft operated by Vision.
“Flight Crew” shall mean two (2) pilots, a captain and first officer, and one (1) flight attendant.
“Charter Flight” shall mean any aircraft take off and landing in performance of Vision’s aircraft charter services.
“Aircraft Charter Services” shall mean those services prescribed in Article 1A, Article 1B and as scheduled in accordance with Article 3 herein.
“Coach” shall mean a fifty (50) passenger MCI Motor Coach, including a duly licensed driver, driver housing, board, fuel and insurance.
“Week” shall mean the time period beginning Sunday up to, and including Friday.
“Hazardous Materials” shall mean any article or substance the transportation of which by air is prohibited, restricted or otherwise affected by any rule or governmental regulation.
Article 1 Charter Services:
A.	Vision will provide an aircraft, with flight crew, to IMG for found trip transportation of IMG’s guests from Houston, Texas, IAH airport, to Alamogordo, New Mexico, ALM airport, and then return IMG’s guests from Alamogordo, New Mexico, ALM airport, to Houston, Texas, IAH airport. Vision may, without prior notice and in its sole discretion, substitute one or more alternate aircraft for the aircraft, which alternate aircraft shall be substantially similar to and at least equivalent in capacity and general capabilities as the aircraft.
B.	Vision will provide complimentary in-flight catering services of light snacks, soft drinks, fruit juice and light alcohol. Beverage service shall be consistent with Vision’s standard beverage service practices. Vision, at it’s sole discretion and without penalty, may limit or eliminate such services due to flight times or flight conditions.
C.	Vision will provide a coach for round trip transportation of IMG’s guests from Alamogordo, New Mexico, ALM airport to the Inn of the Mountain Gods and then return IMG’s guests from the Inn of the Mountain Gods to Alamogordo, New Mexico, ALM airport. Coach service is reserved exclusively, and only, for IMG’s guests who are passengers of Vision aircraft charters in accordance with the provisions of Articles 1, 2 and 3 herein.
D.	Vision may provide additional services to IMG upon IMG’s request. Additional services must be mutually agreed upon by the parties subject to a written agreement to include the scope and costs of the additional services.
Article 2 Term:
A.	Twenty six (26) weeks consisting of an aggregate total of One Hundred Four (104) round trip charter services.
B.	Charter services will commence September 2, 2007, and continue up to, and including, February 29, 2008, at which time thereafter this Agreement will terminate.
C.	At the sole discretion of IMG, IMG may extend this Agreement for an additional twenty six (26) weeks under the same terms and provisions as set forth herein. Notice of such extension shall be sent by notice in accordance with the Agreement no later than forty five (45) days prior to the expiration of the original term (February 29, 2008).
Article 3 Charter Services Schedule:
A.	Vision will provide a total of four (4) round trip charter services on, and only on, Sunday, Monday, Wednesday and Friday of each week.
B.	Aircraft charter services will, tentatively and subject to change, depart from Houston, Texas, IAH airport at 10:30 a.m., and depart from Alamogordo, New Mexico, ALM airport at 1:00 p.m., on the days prescribed in Article 3A herein. Departure times are subject to aircraft routing, airport gate space, weather conditions, unforeseen and unscheduled aircraft maintenance and other operational factors. Subject to such factors, Vision and IMG will use reasonable efforts to cause on time departures.
Article 4 Price of Charter Services:
A.	Total price of this Agreement is One Million Two Hundred Sixty Eight Thousand dollars, ($1,268,000.00).

B.	Price of each round trip charter services is Twelve Thousand Two Hundred dollars, ($12,200,00).
C.	Not included in the price of this Agreement.
1.	Fuel costs over $2.75 per gallon; landing fees; deicing; extra baggage charges; and special on flight catering requests, which will be charged to IMG as an additional cost;

2.	If IMG requests, then Vision will provide Motor Coach Charter Service, other than the coach services prescribed in Article 1C herein. This additional Motor Coach Charter Service will be charged to IMG as an additional cost as follows:
(a)	At the rate of Five Hundred dollars, ($500.00) per day;

(b)	forty eight cents, ($.48), per mile for each additional mile over Four Hundred, (400), miles per day;

(c)	drivers room and board only if motor coach charter service requires an over night stay at a location other than Ruidoso or Alamogordo.
3.	Other additional services requested by IMG in accordance with Article 1D herein; and additional costs that may be incurred by Vision in accordance with this Agreement.

4.	IMG agrees to collect and pay the Federal Excise Tax and passenger tax. IMG agrees to indemnify and hold Vision, its affiliates, officers, directors, employees and agents, harmless from the payment or collection of any such taxes or assessments, and from any and all liabilities, penalties or expenses arising out of any failure by IMG to make payment of such taxes or assessments.
Article 5 Payment Schedule:
A.	Contract Price:
1.	IMG will make a weekly advanced payment in the amount of Forty Eight Thousand Eight Hundred dollars, ($48,800.00), for a total of twenty-six (26) weekly payments.

2.	IMG’s payment is due, in advance, on the Monday prior to, and preceding, the following weeks scheduled flight. By way example; IMG’s first payment is due and owing on Monday, August 27, 2007, in payment of the first weekly scheduled charter service beginning Sunday, September 2, 2007. If in the event the scheduled payment due date falls on a holiday and banks are closed, then payment is immediately due the following day thereafter.

3.	Payments is to be made by wire transfer to Vision’s depository bank account pursuant to the following wiring instructions:

(Need wiring information)
B.	Additional charges:
1.	Vision, every two weeks, will invoice IMG for additional charges incurred by IMG as prescribed by and in accordance with Article 4 herein and nay other additional costs incurred in accordance with this Agreement;

2.	IMG will submit payment with Ten (10) days of receipt of invoice; and,

3.	Payments are to be made by wire transfer to Vision’s depository bank account in accordance with Article 5A3 herein.
Article 6 Insurance:
A.	Vision shall maintain insurance for the Aircraft and Coach, at no expense to IMG, which conforms to the requirements of this Article. It is expressly agreed that the Aircraft Liability Insurance must be placed with a reputable insurer approved by IMG. Copies of such policies or policy shall be provided to IMG by Vision.
B.	During the Term, the following coverage must be maintained: (i) aviation liability, including passenger liability, public liability, and property damage liability, which will aggregate a combined limit of not less than $100,000.00 per occurrence, against claims for death or injury to person or loss of or damage to property in connection with the possession, use, and or operation of the Aircraft; and (ii) Workers Compensation coverage at statutory limits.
C.	The insurance policies described in this Article shall include provisions to the effect that: (i) the insurance is primary and not excess, contributory, or contingent; and (ii) prior to operating any flights pursuant to this Agreement, Vision shall provide a Certificate of Insurance for IMG’s approval naming Inn of the Mountain Gods as an additional insured; and (iii) IMG shall not be responsible for paying any deductibles under the required insurance policies.
D.	The aircraft shall not be operated unless the insurance described hereunder is in full force and effect, nor shall the aircraft be operated in a location or any manner which would cause such insurance to be suspended, impaired or canceled, or its protection to be jeopardized.
E.	In the event of loss or destruction of, or damage to, the aircraft Vision and IMG shall cooperate in good faith and promptly furnish information, execute such documents and do all such other acts and things as may be reasonably necessary or appropriate to collect the proceeds of any insurance policy or policies.

Article 7 Indemnification:
A.	Vision agrees to protect, defend, indemnify, release and hold harmless IMG, the Mescalero Apache Tribe, subsidiary, and affiliated companies, contractors and subcontractors, and the directors, officers, employees, and representatives of IMG and the Mescalero Apache Tribe from and against any and all claims, demands, causes of action, damages, and cots, including attorneys’ fees, for personal injury, death, or property damage sustained by any person, directly or indirectly arising out of, or in connection with, the services provided hereunder. Notwithstanding the foregoing, Vision shall not be required to protect, defend, indemnify, release and hold harmless, IMG from and against acts of terrorism. Vision’s indemnification is limited by the terms of its insurance as outlined in Article 6 herein.
B.	IMG agrees to protect, defend, indemnify, release and hold harmless Vision, its parent, subsidiary, and affiliated companies, its co-owners, contractors and subcontractors, and the directors, officers, employees, and representatives of Vision from and against any and all claims, demands, causes of action, damages, and costs, including attorneys’ fees, (a) for a personal injury, death, or property damage sustained by any person, directly or indirectly, due to any fault or negligence of IMG or its guests arising out of, or in connection with, the services provided hereunder, and (b) for all any and all penalties, damages, fines, or other liability that any governmental entity may impose upon Vision due to any fault, negligence, responsibility, or failure of responsibility on the part of IMG.
Article 8 Regulatory Compliance:
A.	Vision shall ensure the Aircraft is at all times appropriately registered with the Federal Aviation Administration. Vision shall obtain and maintain in full force and effect any and all certificates, licenses, permits, and authorizations that are necessary for the use and operation of the Aircraft in accordance with this Agreement including certification under Part 135 of the Federal Aviation Regulations. Upon the request by IMG, Vision shall provide copies of all documents referred to in this paragraph.
B.	Vision shall properly inspect, maintain, service, repair, overhaul, and test the aircraft in accordance with an FAA approved maintenance program under Part 135 of the Federal Aviation Regulations and make or cause to be made all necessary repairs or replacements so as to (i) keep the aircraft and each part in good operating condition; (ii) maintain the cabin and exterior of the Aircraft in good condition; (iii) keep the aircraft duly certified as airworthy; (iv) comply with all appropriate FAA airworthiness directives; (v) comply with all maintenance manuals and airworthiness alerts applicable to the aircraft or any part thereof and diligently and promptly maintain, repair and service the aircraft in accordance with same; (vi) comply with all applicable statutes, rules, and regulations and the standards set forth in the aircraft’s service and operations manuals; and (vii) schedule service to the aircraft in a prudent and responsible manner so as to endeavor to ensure that the aircraft is at all times in good operating condition; (viii) without limiting the generality of the foregoing, Vision shall operate the aircraft only in accordance with applicable manufacturer’s recommendations and airport climactic conditions and shall ensure that the aircraft will not be operated unless an appropriate airworthiness certificate is in effect. Vision shall not permit the aircraft to be maintained, used, or operated in violation of any law, rule, regulation, ordinance, or order of any governmental authority having jurisdiction or in violation of any airworthiness certificate, license, or registration relating to the aircraft.
Article 9 Independent Contractor:
Vision is, and shall remain at all times, an independent contractor of IMG in providing the charter services. All persons employed by Vision in connection with the provision of such charter services shall be and remain employees solely of Vision and subject only to the supervision of Vision’s supervisory personnel. Except as specifically provided herein, none of the parties shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. If a travel company or other entity assists or provides IMG with services related to the charter flights or makes arrangements for hotel accommodations, tours or land travel, then such company or other entity shall act solely as a representative of IMG and not of Vision.
Article 10 Charter Flight Operations Rights and Responsibilities:
A.	IMG and all passengers shall observe the instructions of Vision’s flight crew, employees and agents. The aircraft and its crew will at all times be under the exclusive command and control of the Captain. The Captain shall not be obligated to comply with any request from IMG or any passenger. In furtherance of the foregoing, IMG agrees the Captain shall have full authority concerning all decisions necessary for the safety of the aircraft, its passengers, crew, and cargo, including, but not limited to loading, load, distribution, stowage, unloading of baggage and cargo, how the charter flight shall be operated, whether the agreed route can be followed and the location of any landing or intermediate landing.
B.	If Vision, at it sole discretion, determines an airport or any facilities at any airport are inadequate for safe operation, or if landing is prohibited or restricted by law or operating conditions, then Vision may, without liability of any kind to IMG or any passengers, substitute in lieu thereof the nearest point at which suitable facilities are available and landing can be made. If a charter flight lands at an alternate airport and is unable to continue to its scheduled destination due to weather conditions, air traffic control delays, or other causes outside Vision’s reasonable control; then Vision, if requested by the IMG, shall use its reasonable efforts to make alternative transportation arrangements for the passengers. IMG shall reimburse Vision for costs incurred by Vision in making such arrangements.
C.	If any delay in excess of thirty (30) minutes of the scheduled departure time of a charter flight is caused through the action or at the request of IMG, and such delay creates additional costs to Vision, then IMG agrees to reimburse Vision for the reasonable costs incurred by Vision as a direct result of such delays. Vision will invoice IMG for any such additional costs.
D.	Vision will accept baggage subject to the following conditions:
1.	Total allowable baggage per passenger shall not exceed the limit of two pieces collectively weighing no more than fifty (50) pounds;

2.	All baggage is subject to search and inspection at any time;

3.	Vision will not accept baggage, the size, weight or character of which makes it unsuitable for transportation on the aircraft, as determined in the sole discretion by Vision;

4.	No firearms and/or hazardous materials may be transported on any Vision aircraft;

5.	Vision will not accept for carriage any cargo other than the baggage of passengers; and

6.	Vision is not the responsible or liable for any damage and/or loss of any items in passenger baggage or the baggage itself.
E.	Vision shall have the right without refund or reduction of the charter services fee to utilize any unused passenger or cargo space in the Aircraft for the transportation of Vision’s own personnel or cargo.
F.	IMG shall be responsible for all damage by passengers to the property of Vision, excepting reasonable wear and tear. Upon prior written notice to IMG, the cost to repair any such damage will be invoiced separately at the actual cost incurred. Prior to making such repairs or replacement for damaged property, written notice shall be provided to IMG outlining specifically the damage, where applicable the date of such damage and any other details necessary for determination of potential liability by IMG.
Article 11 Delays and Cancellations:
A.	If the aircraft described above is not available for any charter flights scheduled in accordance with Article 3 herein, then Vision, at Vision’s sole expense, shall secure substitute transportation for the passengers equal to the transportation required to be provided by Vision in accordance with this Agreement. If Vision is not able to secure equal transportation for IMG’s passengers, Vision shall immediately refund to IMG the payment(s) made for the cancelled flight(s).
B.	Vision shall not be liable to IMG or any passengers for any damage, loss, cost, or expense arising out of or in connection with the cancellation of any charter flight due to the failure to receive timely issuance of any and all necessary approvals, clearances, permits and operating authority by or from governmental authorities, including, without limitation, landing and overflight rights. Vision shall use its reasonable and timely efforts to obtain issuance of all such approvals, clearances, permits and operating authority on a timely basis. If any charter flight or any portion of a charter flight is cancelled due to a failure to receive on a timely basis any approval, clearance, permit or operating authority described in this Article, then Vision shall refund to IMG all payments received by Vision applicable to such charter flight.
C.	Vision’s obligation to perform charter flights is contingent upon IMG making the advanced payment in accordance with Article 5 herein. Vision shall not be liable to IMG or any passengers for any damage, loss, cost, or expense arising out of or in connection with the cancellation of any charter flight due to nonpayment in violation of Article 5 herein.
D.	Vision may refuse to transport, or may remove any passenger from any charter flight for any of the reasons set forth below. Upon such removal, Vision shall not be required to refund any charter payments made by IMG for such charter flight:
1.	Vision reserves the right to refuse carriage to IMG or to any passenger whose documents are incomplete or who has not complied with the applicable laws, regulations, orders, demands or travel requirements. Vision shall not be liable for loss or expense due to failure of IMG or passengers to comply with applicable law and regulations.
2.	If Vision’s Captain or First Officer determines that such passenger’s conduct is disorderly, abusive or violent, or such passenger:
(a)	appears to be intoxicated or under the influence of drugs;

(b)	attempts to interfere with any member of the flight crew;

(c)	appears to be mentally deranged or incapacitated;

(d)	engages in any action that might jeopardize the safety or comfort of other passengers;

(e)	causes any unusual hazard or risk to himself/herself or to other persons or to property.
E.	Force Majeure. Neither Vision nor IMG shall be liable to the other for any loss, failure or delay in the performance of any of their respective obligations herein due to events beyond the parties control, including, but not limited to; weather whether actual, threatened or reported; strikes; lockouts; other industrial; labor disturbances; acts of public enemy; wars,; acts of terrorism; riots; epidemics; lightning; earthquakes; hurricanes; arrests; explosions; accident to or failure of the aircraft or any part of component thereof, for any other mechanical equipment; failure of public utilities, unavailability of fuel; inability to secure operating approval; seizure under legal process; sanctions; quarantine restrictions; fire; smog; fog; flood; act of God; any restricted acts of government; bomb threats; unavailability of insurance coverage at commercially reasonable rates due to civil or political unrest or acts of terrorism; and any other event beyond the control of the parties.
F.	In the event that any charter flights are cancelled at the request of IMG, a cancellation charge is to be computed as follows:
1.	If a charter flight is cancelled more than thirty (30) calendar days prior to the date of the charter flight is to depart from its point of origin as prescribed in Article 1 herein, then the cancellation charge shall be ten percent (10%) of the total round trip charter price for such charter flight pursuant to Article 4B herein;

2.	If the charter flight is cancelled less than thirty (30) calendar days prior to the date the charter flight is to depart from its point of origin as prescribed in Article 1 herein, then the cancellation charge shall be fifty percent (50%) of the total round trip charter price for such charter flight(s) pursuant to Article 4B herein.
Article 12 Termination:
A.	By IMG for Cause: The term of this Agreement may be terminated by IMG in the event Vision commits any material default hereunder which Vision fails to remedy within twenty (20) days after having been notified in writing of the default. Notwithstanding the foregoing, IMG may terminate the term of this Agreement immediately if Vision declares bankruptcy, becomes insolvent, or ceases its normal business operations.
B.	By Vision for Cause: The term of this Agreement may be terminated by Vision in the event IMG commits any material default hereunder which IMG fails to remedy within twenty (20) days after having been notified in writing of the default. Notwithstanding the foregoing, Vision may terminate the term of this Agreement immediately if IMG declares bankruptcy, becomes insolvent, ceases its normal business operations.
C.	Either Party may terminate this Agreement, for and by convenience, by providing ninety (90) days prior written notice to the other party.
Article 13 Confidentiality and Non-Disclosure:
During the term of this Agreement, and forever thereafter, the parties shall not, directly or indirectly, voluntarily or involuntarily, disclose to any person or entity any confidential information of the other party. For the purposes of this Agreement, “Confidential Information” shall include, but is not limited to, any of the other part’s confidential, proprietary or trade secret information disclosed to the other party or the other party otherwise learns during the term of this Agreement such as, but not limited to, business plans, customer lists, customer names, customer contact information, price lists, flow charts, product plans, and any other information designated as confidential information.
Article 14 Disclaimer of Warranties:
Except as expressly set forth in this Agreement, Vision makes no representations or warranties, express or implied, with respect to the aircraft.

Article 15 Assignment:
Neither party shall assign or transfer the rights or obligations associated with this Agreement, in whole or in part, without the other party’s express written consent, which shall not be unreasonably withheld.
Article 16 Governing Law and Jurisdiction:
This agreement shall be governed, construed and interpreted by, through and under the laws of the State of New Mexico. IMG expressly consent to the personal jurisdiction and venue of the local, state and federal courts of New Mexico for any and all disputes arising out of this agreement.
Article 17 Severability:
The provision of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions herein.
Article 18 Corporate Identity:
As used herein, the term “Vision” shall include any corporation which is at any time a parent, affiliate, or subsidiary of Vision.
Article 19 Notices:
Any notice required to be or otherwise given hereunder shall be sufficient if in writing, and sent certified or registered mail, return receipt requested, first-class postage prepaid, as follows:
To Vision:
Vision Airlines, Inc.
4155 N. Rancho Drive, Suite 120
Las Vegas, NV 89130
Attention: Brian Cody, Esq.
To IMG:
Inn of the Mountain Gods Resort and Casino
P.O. Box 269
Mescalero, New Mexico 88340
Attention: Brian D. Parrish, COO
Randolph Burroughs, Esq.
Burroughs & Rhodes
906 Virginia Avenue
Alamogordo, New Mexico 88310

Article 20 Waiver and Modification:
No waiver of any provision and no modification of this Agreement shall be valid unless the same is in writing and signed by both parties; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such or any other time. Any changes to the designated flight time schedule or change of the operation by Vision requested by IMG of additional charter flights services, other than those set forth herein, must be set forth in writing an mutually agreed by the parties.
Article 21 Headings:
The headings used herein are for the convenience of the parties only and shall not be used to define, enlarge or limit any term of this Agreement.
Article 22 Independent Legal Counsel:
IMG and Vision acknowledges that IMG and Vision have read all of the provisions of this Agreement; understands all the provisions of this Agreement; has sought and/or had the opportunity to seek independent legal counsel and advise regarding the legal effects of each and every provisions herein; agrees to be bound by said provisions; and does so under no duress, no undue influence, nor coercion.
Article 23 No Party Deemed Drafter:
The Parties acknowledge they substantially and materially contributed to the preparation of this Agreement and agree that none of them shall be deemed drafter of this Agreement. In the event this Agreement is construed by a court of competent jurisdiction, such court shall not construe this Agreement or any of its provisions against any of the Parties as the drafter.
Article 24 Entire Agreement:
This Agreement contains the entire agreement and understanding by and between Vision and IMG with respect to this Agreement. No representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect of the same.
Article 25 Tribal Instrumentality:
IMG represents that it is a tribal enterprise, instrumentality or otherwise duly formed under the laws and authority of the Mescalero Apache Tribe and that it is duly authorized to enter into this agreement.
Article 26 Limited Waiver of Sovereign Immunity:
IMG hereby grants to Vision a limited waiver of sovereign immunity and consents to the jurisdiction as set forth under Article 16 above. In no instance shall any enforcement of any kind be allowed against any tribal assets excepted undistributed revenues of the Inn of the Mountain Gods Resort and Casino. This limited waiver is applicable only to. Vision and does not apply to action by third parties or any disputes outside of this agreement.

IN WITNESS WHEREOF, IMG and Vision have duly executed this Agreement as of the day hereby evidenced by signature.

By: Vision Airlines, Inc.	By:	The Inn of the Mountain Gods Resort and Casino, a enterprise of the Mescalero Apache Tribe

/s/	/s/ Brian D. Parish
Signature	Signature

Director of Charter Sales	Brian D. Parish, Chief Operating Officer
Print Name and Title	Print Name and Title

July 10, 2007	June 29, 2007
Date	Date